                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) November 8, 2001

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                   0-12957                22-2372868
(State or other jurisdiction of      (Commission            (IRS Employer
         incorporation)              File Number)           Identification)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (732) 980-4500


                                       NA
          (Former name or former address, if changed since last report

Item 5.  Other Events

              ENZON REPORTS 135% INCREASE IN FIRST QUARTER REVENUES

     Enzon, Inc. announced today its financial results for the quarter ended September 30, 2001, the first quarter of Enzon's fiscal year (FY) 2002. For the quarter, the Company reported net earnings of $4.2 million or $0.10 per diluted share, as compared to $583,000 or $0.01 per diluted share, for the same period in FY 2001.

     The increase in quarterly earnings for the quarter was principally due to increased royalties from marketed products utilizing Enzon's PEG technology. The royalties earned on sales of these products grew to $7.0 million during the first quarter of FY 2002, as compared to $332,000 for the same period in FY 2001. This increase in royalties was the result of increased sales of PEG-INTRONTM by the Company's marketing partner, Schering-Plough Corporation. Combined sales of the Company's other two FDA approved products, ONCASPAR(R) and ADAGEN(R), increased by 11 percent to $5.1 million in the first quarter of FY 2002, as compared to $4.6 million for the same period in FY 2001 due to increased sales of ONCASPAR.

     Research and development expenses for the first quarter of FY 2002 increased by $861,000 or 33 percent to $3.5 million, as compared to $2.6 million for the first quarter of FY 2001. The increase was due primarily to increased research and development expenditures related to preclinical and clinical activities for PROTHECAN(R) (PEG-camptothecin), PEG-paclitaxel, and other PEG products in preclinical development. Recently, Enzon initiated patient dosing in a Phase II clinical trial for PROTHECAN in patients with pancreatic cancer. In May 2001, Enzon began Phase I clinical trials for PEG-paclitaxel and in July 2001, Enzon inititiated Phase II clinical trials for PROTHECAN in patients with small-cell lung cancer. The Company expects to inititate additional Phase II trials for PROTHECAN in other cancers, both as a single agent and in combination with other oncolytics. Research and development expenses are expected to continue to increase significantly as PROTHECAN and PEG-paclitaxel continue to advance in clinical development and additional compounds enter clinical trials.

     Selling, general and administrative expenses for the first quarter of FY 2002 increased by $1.0 million or 34 percent to $4.1 million as compared to $3.1 million for the first quarter of FY 2001. This increase was primarily due to approximately $700,000 in costs related to the initiation of certain activities focused on the identification and review of potential strategic acquisitions of technologies, products, and companies.

     Other income/expense decreased to $1.2 million for the first quarter of FY 2002, as compared to $2.1 million for the first quarter of FY 2001. The decrease was attributable to an increase in interest expense due to the issuance of $400 million of 4.5% convertible subordinated notes during June 2001.

     As of September 30, 2001, Enzon had total cash and interest-bearing investments of $522 million as compared to $516 million as of June 30, 2001.

     PEG-INTRON is a modified form of Schering-Plough's INTRON(R)A that was developed using Enzon's PEG technology to have longer-acting properties. Enzon's PEG technology involves chemically attaching PEG (polyethylene glycol) to therapeutic proteins or small molecules for the purpose of enhancing therapeutic value. Under its licensing agreement with Schering-Plough, Enzon is entitled to royalties on worldwide sales of PEG-INTRON.

     In February 2001 Schering-Plough launched PEG-INTRON in the United States as a once-weekly monotherapy for the treatment of hepatitis C and in March 2001 the European Union granted PEG-INTRON marketing authorization as a combination therapy with REBETOL(R) for the treatment of chronic hepatitis C. In August 2001, the U.S. Food and Drug Administration approved PEG-INTRON for use in combination therapy with REBETOL(R) Capsules for the treatment of chronic hepatitis C. The PEG-INTRON and REBETOL treatment regimen is the first and only pegylated interferon-based combination therapy approved in the United States. In October 2001, Schering-Plough announced the U.S. launch of PEG-INTRON and REBETOL combination therapy for the treatment of chronic hepatitis C.

     Except for the historical information herein, the matters discussed in this Form 8-K include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                      # # #
                        (Financial statements to follow)

                          ENZON, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 Three Months ended September 30, 2001 and 2000

                                   (Unaudited)

                                                                             September 30,           September 30,
                                                                                  2001                    2000
                                                                      ------------------------- -------------------------
Revenues:
  Net sales                                                                  $  5,106,490            $  4,615,102
  Royalties                                                                     6,987,313                 332,166
  Contract revenue                                                                 49,899                 226,346
                                                                             ------------            ------------
    Total revenues                                                             12,143,702               5,173,614
                                                                             ------------            ------------
Costs and expenses:
  Cost of sales                                                                 1,390,861               1,001,188
  Research and development expenses                                             3,497,157               2,636,597
  Selling, general and administrative expenses                                  4,122,111               3,074,227
                                                                             ------------            ------------
      Total costs and expenses                                                  9,010,129               6,712,012
                                                                             ------------            ------------
      Operating income (loss)                                                   3,133,573              (1,538,398)
                                                                             ------------            ------------
Other income (expense):
  Interest and dividend income                                                  6,178,299               2,109,213
  Interest expense                                                             (4,994,129)                     --
  Other                                                                            (1,192)                 11,891
                                                                             ------------            ------------
                                                                                1,182,978               2,121,104
                                                                             ------------            ------------

Net earnings before taxes                                                       4,316,551                 582,706
Tax provision                                                                      86,331                      --
                                                                             ------------            ------------
Net income                                                                   $  4,230,220            $    582,706
                                                                             ============            ============
Basic earnings per common share                                              $       0.10            $       0.01
                                                                             ============            ============
Diluted earnings per common share                                            $       0.10            $       0.01
                                                                             ============            ============
Weighted average number of common shares
  issued and outstanding                                                       42,122,284              41,101,289
                                                                             ============            ============
Weighted average number of common shares
  issued and outstanding and dilutive potential
  common shares                                                                43,922,829              43,658,659
                                                                             ============            ============

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:      November 8, 2001

                                                ENZON, INC
                                    --------------------------
                                               (Registrant)






                               By:  /s/ KENNETH J. ZUERBLIS
                                    --------------------------
                                    Kenneth J. Zuerblis
                                    Vice President, Finance and Chief Financial
                                    Officer